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                                                                    Exhibit 23.4



                          INDEPENDENT AUDITOR'S CONSENT

         We consent to the incorporation by reference in this Registration Statement of Humboldt Bancorp on Form S-4 (File No. 333-109095) of our report, dated February 14, 2003, appearing in the Annual Report on Form 10-K of California Independent Bancorp for the year ended December 31, 2002. As described therein, the consolidated financial statements of California Independent Bancorp and Subsidiaries as of December 31, 2001 and for each of the years in the two-year period then ended were audited by other auditors who have ceased operations. As described in Note 18, these consolidated financial statements have been restated to increase previously reported shareholders' equity. We audited the adjustment described in Note 18 that was applied to restate the 2001 consolidated financial statements. In our opinion, such adjustment is appropriate and has been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of California Independent Bancorp and Subsidiaries other than with respect to such adjustment and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole. We also consent to the reference to our Firm under the caption "Experts" in the Joint Proxy Statement-Prospectus, which is part of this Registration Statement.

                                                           /s/ Perry-Smith LLP
                                                           -------------------
Sacramento, California
October 20, 2003